Exhibit 99(j)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated September 28, 2015 with respect to the financial statements of AB Growth Fund (formerly AllianceBernstein Growth Fund), one of the series constituting The AB Portfolios (formerly The AllianceBernstein Portfolios), for the fiscal year ended July 31, 2015, which is incorporated by reference in this Post-Effective Amendment No. 97 to the Registration Statement (Form N-1A No. 33-12988) of The AB Portfolios.


                                                      /s/ ERNST & YOUNG LLP


New York, New York
October 28, 2015